(a)(127)

VOYA INVESTORS TRUST

AMENDMENT #114 TO THE AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

Effective: __April 6, 2022_____

The undersigned, being a majority of the Trustees of Voya Investors Trust, a Massachusetts business trust (the "Trust"), acting pursuant to the Trust's Amended and Restated Agreement and Declaration of Trust, dated February 26, 2002, as amended (the "Declaration of Trust"), including Article VI, Section 6.3 and Article XI, Sections 11.2 and 11.4, hereby amend the Declaration of Trust to:

1.Abolish the Class R6 shares of VY T. Rowe Price International Stock Portfolio, and the establishment and designation thereof, there being no shares of such class currently outstanding.

The foregoing shall be effective upon the date first written above.

/s/ Colleen D. Baldwin_____________			/s/ Joseph E. Obermeyer____________
Colleen D. Baldwin, as Trustee			Joseph E. Obermeyer, as Trustee
/s/ John V. Boyer__________________			/s/ Sheryl K. Pressler_______________
John V. Boyer, as Trustee			Sheryl K. Pressler, as Trustee
/s/ Patricia W. Chadwick____________			/s/ Dina Santoro___________________
Patricia W. Chadwick,	as	Trustee	Dina Santoro, as Trustee
/s/ Martin J. Gavin_________________			/s/ Christopher P. Sullivan___________
Martin J. Gavin, as Trustee			Christopher P. Sullivan, as Trustee